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                                                                    EXHIBIT 99.2

DIGI INTERNATIONAL AND COMMUNICATIONS SYSTEMS COMPLETE SALE AND PURCHASE OF ASSETS FROM DIGI'S MILAN BUSINESS

MINNEAPOLIS--March 25, 2002--Digi International(R) Inc. (Nasdaq:DGII) and Communications Systems, Inc. (Nasdaq:CSII) today jointly announced the completion of the previously announced sale of substantially all of the assets of Digi's MiLAN legacy business to Communications Systems.

About Digi International

Digi International, based in Minneapolis, is the leader in Connectware (TM) wired and wireless, hardware and software connectivity solutions. Digi markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi's Web site at www.digi.com, or call 800-344-4273 (U.S.) or 952-912-3444 (International).

Digi, Digi International and the Digi logo are trademarks or registered trademarks of Digi International Inc. in the United States and other countries. All other brand names and product names are trademarks or registered trademarks of their respective owners.

About Communications Systems

Communications Systems provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world's leading supplier of media conversion technology, which permits networks to deploy fiber optic technology, while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services. For more information, visit CSI's website at www.commsystems.com or call 320/848-6231.

Contact:
     Digi International Inc., Minneapolis
     Financial Contacts:
     S. (Kris) Krishnan, 952/912-3125
     s_krishnan@digi.com
     or
     Don De Laria, 952/912-3126
     don_delaria@digi.com
     or


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     Press Contacts:
     Jan McBride, 952/912-3361
     jan_mcbride@digi.com
     or
     Ogilvy Public Relations
     Lauren Mistretta, 312/397-6017
     Lauren.mistretta@ogilvypr.com
     or
     Communications Systems:
     Jeffrey K. Berg, 320/848-6231
     or
     Paul N. Hanson, 320/848-6231